PROSPECTUS Dated January 24, 2001                   Pricing Supplement No. 20 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-47576
Dated January 24, 2001                                             April 3, 2001
                                                                  Rule 424(b)(3)


                        Morgan Stanley Dean Witter & Co.
                          MEDIUM-TERM NOTES, SERIES C
                           Senior Floating Rate Notes
                            -----------------------


     We will not redeem these Medium-Term Notes, Series C (Senior Floating Rate Notes) prior to the maturity date. We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

     These Senior Floating Rate Notes are being offered on a global basis. See "Series C Notes and Series C Units offered on a Global Basis" in the accompanying prospectus supplement.

Principal Amount:            $150,000,000

Maturity Date:               April 7, 2003

Interest Accrual
   Date:                     April 6, 2001

Interest Payment
   Dates:                    Each January 7,
                             April 7, July 7 and
                             October 7,
                             commencing July 7,
                             2001

Initial Interest Rate:       To be determined two
                             London banking days
                             prior to the Original
                             Issue Date

Base Rate:                   LIBOR

Index Maturity:              3 Months

Spread
   (Plus or Minus):          Plus 0.18% per
                             annum

Index Currency:              U.S. Dollars

Interest Payment
   Period:                   Quarterly

Specified Currency:          U.S. Dollars

Issue Price:                 100%

Settlement Date
   (Original Issue Date):    April 6, 2001

Initial Interest Reset
   Date:                     July 7, 2001

Interest Reset Dates:        Same as Interest
                             Payment Dates

Interest Reset Period:       Quarterly

Interest Determination
   Dates:                    Two London banking
                             days prior to each
                             Interest Reset Date

Reporting Service:           Telerate (Page 3750)

Book Entry Note or
   Certificated Note:        Book Entry Note

Senior Note or
   Subordinated Note:        Senior Note

Agent:                       Morgan Stanley & Co.
                             Incorporated

Calculation Agent:           The Chase
                             Manhattan Bank

Minimum
   Denomination:             $1,000

CUSIP:                       61745ERK9


      Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.


                           MORGAN STANLEY DEAN WITTER